                                                                EXHIBIT 21



                                  SUBSIDIARIES
                                       OF
                            SPRINGS INDUSTRIES, INC.




     Name of Subsidiary                                    Place of
     ------------------                                 Incorporation
                                                        -------------
1.      Catawba Trucking, Inc.                          South Carolina

2.      Clark-Schwebel Corporation                      New York

3.      Clark-Schwebel, Inc.                            Delaware

4.      Dundee Mills, Incorporated                      Georgia

5.      Fort Mill A Inc.                                Delaware

6.      Lancaster International Sales Corporation       South Carolina

7.      Springmaid International, Inc.                  South Carolina

8.      Springs Canada, Inc.                            Ontario

9.      Springs de Mexico, S.A. de C.V.                 Mexico

10.     Springs Industries (Asia) Inc.                  Delaware

11.     Springs Management Company, Inc.                South Carolina

12.     Springs Sales Corporation                       U.S. Virgin Islands

13.     Springs Window Fashions Division, Inc.          Delaware

14.     Warbird Corporation                             Delaware



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